Exhibit 16.1

August 29, 2019

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for American National Insurance Company and, under the date of February 28, 2019, we reported on the consolidated financial statements of American National Insurance Company as of and for the years ended December 31, 2018 and 2017, and the effectiveness of internal control over financial reporting as of December 31, 2018. On August 28, 2019, we were notified that American National Insurance Company engaged Deloitte & Touche LLP as its principal accountant for the year ending December 31, 2020 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of American National Insurance Company’s consolidated financial statements as of and for the year ended December 31, 2019, and the effectiveness of internal control over financial reporting as of December 31, 2019, and the issuance of our reports thereon. We have read American National Insurance Company’s statements included under Item 4.01 of its Form 8-K dated August 28, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with American National Insurance Company’s statement that the change was approved by the Audit Committee and we are not in a position to agree or disagree with American National Insurance Company’s statements in the second-to-last paragraph relating to consultations with Deloitte & Touche LLP or in the last paragraph relating to stockholders being asked to ratify the selection of Deloitte as the Company’s independent registered public accounting firm for Fiscal 2020.

Very truly yours,

/s/ KPMG LLP